Exhibit 99.1

Tecnoglass Reports Record Fourth Quarter and Full Year 2024 Results

- Full Year Revenues Increased 6.8% to a Record $890.2 Million Through Entirely Organic Growth, Including Geographical Expansion and Entry into Attractive Vinyl Market -

- Full Year Single-Family Residential Revenue Grew to a Record $372.1 Million, Up 10.9% Year-Over-Year -

- Full Year Net Income of $161.3 Million, or $3.43 Per Diluted Share; Full Year Adjusted Net Income1 of $171.6 Million, or $3.65 Per Diluted Share -

- Full Year Adjusted EBITDA1 of $275.8 Million, Representing 31.0% of Revenues -

- Full Year Gross Profit of $380.0 Million, Representing 42.7% of Revenues -

- All-Time High Quarterly and Full Year Cash Flow from Operations of $61.1 Million and $170.5 Million Respectively, Representing 61.8% of Adjusted EBITDA1 for the Year -

- All-Time Low Net Leverage Ratio, with a Net Cash Position at Year End; Paid Down $65 Million in Debt Throughout 2024 -

- Backlog Expanded 27.6% Year-Over-Year to a Record $1.1 Billion -

- Returned $19.7 Million to Shareholders Through Dividend Payments During the Year -

- Introduces Full Year 2025 Outlook for 10% Revenue Growth and 16% Adjusted EBITDA Growth at the Mid Point of Guidance -

Miami, FL – February 27, 2025 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2024.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I am thrilled with our performance in 2024, as we delivered another year of record results driven by market share gains in our single-family residential business, continued momentum in multi-family/commercial demand, and the operational advantages of our vertically integrated business model. Our investments in automation and capacity enhancements continue to yield significant returns, driving operational efficiencies and enabling us to swiftly adapt to growing demand for our innovative products. Despite currency headwinds in the first half of the year, we maintained industry-leading margins while generating record operating and free cash flow, demonstrating the resilience of our business model. Our strong capital position enabled us to achieve a net cash position at year end while also returning significant capital to shareholders throughout the year. With a record backlog and our strategic growth initiatives gaining momentum, we remain confident in our ability to drive further value creation through continued market share gains and operational discipline.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We were pleased to build on our momentum throughout 2024 to deliver record results for both the fourth quarter and full year. Demand remained robust across our end markets, with strong commercial activity supported by increased quoting and bidding, driving our backlog to a record $1.1 billion at year-end, providing visibility well into 2026. The initial ramp-up of our vinyl window deliveries in the second half of the year added another growth driver to our business, which we expect to accelerate during 2025. We are mindful of the industry wide risks associated with the proposed 25% U.S tariffs on imports of aluminum and aluminum components of manufactured goods that may be implemented in March 2025. While the implementation of such tariffs is still uncertain, we have already identified several actions we think will mitigate any negative impacts, and expect a more favorable pricing environment to largely offset such impacts. We remain committed to gaining additional share and expanding our geographic presence by advancing our product innovation, growing our showroom network, and maintaining our industry-leading customer service. We are confident that these factors, along with our strong industry relationships and structural competitive advantages, collectively position us well to create additional value in the years ahead.”

Fourth Quarter 2024 Results

Total revenues for the fourth quarter of 2024 increased 23.1% to a quarterly record of $239.6 million, compared to $194.6 million in the prior year quarter. Multi-family/commercial revenues grew 24.3% year-over-year to record levels given continued strong activity within key markets. Single-family residential revenues increased 21.3% year-over-year, reflecting continued market share gains through geographic expansion and an expanded product offering. Additionally, the Company experienced a benefit from the tail end of order flow derived from the expiration of the Florida sales tax waiver at the end of June. Changes in foreign currency exchange rates had an adverse impact of $0.3 million on total revenues in the quarter.

Gross profit for the fourth quarter of 2024 was $106.5 million, representing a 44.5% gross margin, compared to gross profit of $83.0 million, representing a 42.6% gross margin, in the prior year quarter. The year-over-year increase in gross margin reflected the benefits from stronger pricing, stable raw material costs, operating leverage and more favorable foreign exchange rates.

Selling, general and administrative expense (“SG&A”) was $39.4 million for the fourth quarter of 2024 compared to $32.4 million in the prior year quarter, with the increase primarily attributable to higher transportation and commission expenses associated with the revenue growth in the quarter, higher personnel expenses given overall salary adjustments that took place at the beginning of the year, and certain non-recurring expenses related to the Company’s previously announced strategic review. As a percent of total revenues, SG&A was 16.4% for the fourth quarter of 2024 compared to 16.7% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $47.0 million, or $1.00 per diluted share, in the fourth quarter of 2024 compared to net income of $36.3 million, or $0.77 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $0.8 million in the fourth quarter of 2024 and a $0.2 million loss in the fourth quarter of 2023. These non-cash losses relate to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $49.3 million, or $1.05 per diluted share, in the fourth quarter of 2024 compared to adjusted net income1 of $37.7 million, or $0.80 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $79.2 million, or 33.1% of total revenues, in the fourth quarter of 2024, compared to $62.0 million, or 31.8% of total revenues, in the prior year quarter. The improvement was driven by higher revenues and improved gross margins. Adjusted EBITDA1 in the fourth quarter of 2024 included a $0.4 million contribution from the Company’s joint venture with Saint-Gobain, compared to $1.4 million in the prior year quarter.

Full Year 2024 Results

Total revenues for the full year 2024 increased 6.8% to a record $890.2 million compared to $833.3 million in the prior year. Changes in foreign currency exchange rates had a negligible impact on total revenues in the year.

Gross profit for the full year 2024 was $380 million, representing a 42.7% gross margin, compared to gross profit of $390.9 million, representing a 46.9% gross margin, in the prior year. The year-over-year change in gross margin reflected an unfavorable foreign exchange impact and higher salary expenses, partially offset by stronger pricing, stable raw material costs, and operating leverage. Operating income for the full year 2024 was $227.0 million compared to $259.8 million in the prior year. Net income for the full year 2024 was $161.3 million, or $3.43 per diluted share, compared to net income of $182.9 million, or $3.85 per diluted share, in the prior year. Adjusted net income1 for the full year 2024 was $171.6 million, or $3.65 per diluted share, compared to $189.3 million, or $3.98 per diluted share, in the prior year. Adjusted EBITDA1 for the full year 2024 was $275.8 million, or 31.0% of total revenues compared to $304.1 million, or 36.5% of total revenues, in the prior year.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the full year 2024 was $170.5 million, primarily driven by effective working capital management. Capital expenditures of $79.6 million in the year included scheduled payments on previous investments, and a payment for the Miami headquarters and the associated flagship showroom.

During 2024, the Company returned capital to shareholders through an aggregate of $19.7 million in cash dividends. As of February 27, 2025, the Company has approximately $76.5 million remaining under its current share repurchase program.

The Company ended 2024 with total liquidity of approximately $305.0 million, including $134.9 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s strong cash generation, it repaid approximately $65.0 million in debt during the year, finishing 2024 with a net cash position.

Full Year 2025 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our strong execution through 2024 and the visibility provided by our record backlog, we are introducing our full year 2025 outlook for revenues to be in the range of $940 million to $1.02 billion, representing growth of approximately 10% at the midpoint of the range. Additionally, we are introducing our Adjusted EBITDA¹ target for the range of $300 million to $340 million. The implied Adjusted EBITDA¹ margin of 32.7% at the midpoint assumes a full year gross margin in the low to mid 40% range, along with continued strong cash flow generation. This outlook is predicated on stable Colombian peso exchange rates within the current range, continued momentum in our vinyl-related revenues and stable activity in short-term commercial projects, supported by solid bidding and quoting activity. We expect our planned pricing actions, operating leverage, and efficiency initiatives to more than offset anticipated headwinds from higher installation revenues and salary increases. This outlook also incorporates the assumption that the impact from alumium or other tariffs is largely offset through alternative raw material supply sources or through more favorable price arrangements with our clients. We enter 2025 with strong momentum that supports our confidence in delivering another year of profitable growth.”

Webcast and Conference Call

Management will host a webcast and conference call on February 27, 2025, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-833-816-1170 (domestic) or 1-412-317-0566 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2024 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10196427.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$134,882	$129,508
Investments	2,645	2,907
Trade accounts receivable, net	202,915	166,498
Due from related parties	2,674	1,387
Inventories	139,642	159,070
Contract assets – current portion	22,920	17,800
Other current assets	54,332	58,590
Total current assets	$560,010	$535,760
Long-term assets:
Property, plant and equipment, net	$344,433	$324,591
Deferred income taxes	285	169
Contract assets – non-current	15,208	8,797
Intangible assets	4,389	3,475
Goodwill	23,561	23,561
Equity method investment	63,264	60,570
Other long-term assets	5,498	5,794
Total long-term assets	456,638	426,957
Total assets	$1,016,648	$962,717
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,087	$7,002
Trade accounts payable and accrued expenses	98,843	82,784
Due to related parties	9,864	7,498
Dividends payable	7,074	4,265
Contract liability – current portion	97,979	72,543
Other current liabilities	50,979	61,794
Total current liabilities	$265,826	$235,886
Long-term liabilities:
Deferred income taxes	$11,419	$15,793
Contract liability – non-current	-	14
Long-term debt	108,220	163,004
Total long-term liabilities	119,639	178,811
Total liabilities	$385,465	$414,697
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2024 and December 31, 2023 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,991,558 and 46,996,708 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	192,094	192,385
Retained earnings	538,787	400,035
Accumulated other comprehensive (loss)	(101,161)	(45,863)
Shareholders’ equity attributable to controlling interest	631,183	548,020
Total liabilities and shareholders’ equity	$1,016,648	$962,717

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating revenues:
External customers	238,611	193,517	887,067	830,879
Related parties	962	1,086	3,114	2,386
Total operating revenues	239,573	194,603	890,181	833,265
Cost of sales	133,071	111,621	510,209	442,331
Gross profit	106,502	82,982	379,972	390,934
Operating expenses:
Selling expense	(20,525)	(15,530)	(81,298)	(68,061)
General and administrative expense	(18,827)	(16,883)	(71,673)	(63,111)
Total operating expenses	(39,352)	(32,413)	(152,971)	(131,172)
Operating income	67,150	50,569	227,001	259,762
Non-operating income, net	682	1,614	5,858	5,131
Foreign currency transactions (losses) gains	(807)	(245)	(5,665)	686
Interest expense and deferred cost of financing	(1,510)	(2,259)	(7,433)	(9,178)
Equity method income	1,720	1,337	5,397	5,013
Income before taxes	67,235	51,016	225,158	261,414
Income tax provision	(20,219)	(14,538)	(63,849)	(77,904)
Net income	47,016	36,478	161,309	183,510
Income attributable to non-controlling interest	-	(139)	-	(628)
Income attributable to parent	47,016	36,339	161,309	182,882
Basic income per share	1.00	0.77	3.43	3.85
Diluted income per share	1.00	0.77	3.43	3.85
Basic weighted average common shares outstanding	46,994,722	47,093,096	46,996,168	47,508,980
Diluted weighted average common shares outstanding	46,994,722	47,093,096	46,996,168	47,508,980
Other Comprehensive income:
Foreign currency translation adjustments	(22,219)	19,782	(53,167)	63,058
Change in fair value derivative contracts	404	(3,321)	(2,131)	(2,734)
Other comprehensive income	(21,815)	16,461	(55,298)	60,324
Total comprehensive income	25,201	52,939	106,011	243,834
Income attributable to non-controlling interest	-	(139)	-	(628)
Total comprehensive income attributable to parent	25,201	52,800	106,011	243,206

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Year ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$161,309	$183,510
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Provision for bad debts	857	2,809
Provision for obsolete inventory	98	67
Depreciation and amortization	26,470	21,878
Deferred income taxes	(1,870)	8,345
Equity method income	(5,397)	(5,013)
Deferred cost of financing	1,214	1,243
Other non-cash adjustments	34	120
Unrealized currency translation losses (gains)	11,984	(25,854)
Changes in operating assets and liabilities:
Trade accounts receivables	(44,388)	(780)
Inventories	(2,880)	(522)
Prepaid expenses	(4,017)	(2,849)
Other assets	(2,996)	(27,547)
Other liabilities	94	(62)
Trade accounts payable and accrued expenses	14,660	(17,428)
Accrued interest expense	1	(1)
Taxes payable	(4,344)	(12,851)
Labor liabilities	1,090	1,109
Contract assets and liabilities	14,322	13,871
Related parties	4,291	(1,218)
CASH PROVIDED BY OPERATING ACTIVITIES	$170,532	$138,827
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments		-
Dividends received	2,703	2,282
Purchase of investments	(429)	(339)
Acquisition of property and equipment	(79,563)	(77,960)
CASH USED IN INVESTING ACTIVITIES	$(77,289)	$(76,017)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(19,743)	(16,427)
Stock Buyback	(291)	(23,537)
Non-controlling interest purchase	(2,500)	(3,000)
Proceeds from debt	2,532	196
Repayments of debt	(64,547)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(84,549)	$(42,768)
Effect of exchange rate changes on cash and cash equivalents	$(3,320)	$5,795
NET (DECREASE) INCREASE IN CASH	5,374	25,837
CASH - Beginning of period	129,508	103,671
CASH - End of period	$134,882	$129,508
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,977	$11,624
Income Tax	$86,602	$107,150
NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$6,410	$9,311

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2024	2023	% Change	2024	2023	% Change
Revenues by Region
United States	228,006	185,151	23.1%	849,904	795,063	6.9%
Colombia	8,482	6,182	37.2%	25,025	25,103	-0.3%
Other Countries	3,085	3,270	(5.7%)	15,252	13,099	16.4%
Total Revenues by Region	239,573	194,603	23.1%	890,181	833,265	6.8%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended December 31,			Twelve months ended December 31,
	2024	2023	% Change	2024	2023	% Change

Total Revenues with Foreign Currency Held Neutral	239,886	194,603	23.3%	888,713	833,265	6.7%
Impact of changes in foreign currency	(313)	-		1,468	-
Total Revenues, As Reported	239,573	194,603	23.1%	890,181	833,265	6.8%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Net (loss) income	47,016	36,478	161,309	183,510
Less: Income (loss) attributable to non-controlling interest	-	(139)	-	(628)
(Loss) Income attributable to parent	47,016	36,339	161,309	182,882
Foreign currency transactions losses (gains)	807	245	5,665	(686)
Provision for bad debt	143	272	857	2,809
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	2,374	894	5,462	6,494
Joint Venture VA (Saint Gobain) adjustments	63	644	3,179	802
Tax impact of adjustments at statutory rate	(1,084)	(658)	(4,852)	(3,014)
Adjusted net (loss) income	49,319	37,737	171,620	189,287

Basic income (loss) per share	1.00	0.77	3.43	3.85
Diluted income (loss) per share	1.00	0.77	3.43	3.85

Diluted Adjusted net income (loss) per share	1.05	0.80	3.65	3.98

Diluted Weighted Average Common Shares Outstanding in thousands	46,995	47,093	46,996	47,509
Basic weighted average common shares outstanding in thousands	46,995	47,093	46,996	47,509
Diluted weighted average common shares outstanding in thousands	46,995	47,093	46,996	47,509

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Net (loss) income	47,016	36,478	161,309	183,510
Less: Income (loss) attributable to non-controlling interest	-	(139)	-	(628)
(Loss) Income attributable to parent	47,016	36,339	161,309	182,882
Interest expense and deferred cost of financing	1,510	2,259	7,433	9,178
Income tax (benefit) provision	20,219	14,539	63,849	77,905
Depreciation & amortization	6,739	6,034	26,469	21,875
Foreign currency transactions losses (gains)	807	245	5,665	(686)
Provision for bad debt	143	272	857	2,809
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	2,375	893	5,462	6,493
Joint Venture VA (Saint Gobain) EBITDA adjustments	432	1,397	4,770	3,661
Adjusted EBITDA	79,241	61,978	275,814	304,117